Exhibit  10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), is effective as of July 1, 2010, by and between Greg Hahn Consulting LLC, whose address is 8353 W. Iliff Ave, Lakewood, CO 80227 (“Consultant”) and Metalline Mining Company (the “Company”) a Nevada corporation with its principal office located at 1330 East Margaret Avenue, Coeur d’Alene, ID 83085.

1.  Consulting Services.    During the term of this Agreement Consultant shall perform the duties of the interim Chief Executive Officer and President for the Company.  Consultant shall have those responsibilities and authorities as are customarily performed by such officers including, but not limited to those duties as may from time to time be assigned to Consultant by the Board of Directors of the Company.  Consultant agrees and acknowledges that within ten days of each month end Consultant shall prepare and distribute a monthly summary report to the Board of Directors regarding the activities carried out at the Company’s Sierra Mojada project.  Consultant shall perform the services under this Agreement with that level of care and skill exercised by other professional consultants under similar circumstances.  Consultant acknowledges that he or it is acting as an independent contractor in providing the services under this Agreement and is not and shall not be regarded as an employee of the Company.

2.  Extent of Duties.  Consultant shall devote approximately 50% of Consultant’s working time, efforts, attention and energies to the business of the Company.

3.  Term of Agreement; Termination.

a.           The term of this Agreement shall commence on the date hereof and shall terminate on December 31, 2010.

b.           Either party may terminate this Agreement for any reason by providing the other party at least 30 days advance written notice of its intent to terminate the Agreement.  Upon the termination of this Agreement by the Company Consultant shall be entitled to compensation as set forth in Section 4 hereof through September 30, 2010.  Upon the termination of this Agreement by the Company on or after September 30, 2010, or by the Consultant at any time, Consultant shall only be entitled to compensation through the 30 day notice period.

c.           At the end of the initial term of this Agreement, the term of this Agreement shall be automatically extended on a month-to-month basis unless the Company shall have delivered to the Consultant 30 days advance written notice that the term of this Agreement will not be extended.  The Consultant shall have the right to provide such non-renewal notice to the Company, on the same terms and conditions.

4.  Consideration.

a.           The Company will pay Consultant $12,000 per month during the term of this Agreement

b.           Upon the termination of this Agreement Consultant may be entitled to a performance based bonus of up to 25% of Consultant’s total compensation earned under this Agreement. However, the amount (if any) and form of such bonus will be determined by the Company’s Compensation Committee and Board of Directors.

c.           Consultant will continue to be covered under the Company’s Directors and Officers liability insurance policy during the term of this agreement.

5.  Expenses.    During the term of this Agreement, Consultant shall be entitled to prompt reimbursement for all reasonable expenses incurred by Consultant in the performance of Consultant’s duties hereunder, including but not limited to the reimbursement of any premiums actually paid by the Consultant for a $1 million life insurance policy to be in effect during the Consultant’s tenure as the Company’s interim President and Chief Executive Officer.

6.  Taxes.     Consultant is and will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.  No part of the compensation payable to Consultant will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.

7.  Confidentiality of Company Information.    Consultant recognizes and acknowledges that the information, business, and any other trade secret or other secret or confidential information relating to the Company’s business, (including but not limited to data, records, reports, assay results, geological, geochemical, geophysical and title data, records, drill hole logs, calculations, opinions, maps, charts, samples, documents, instruments and all other information in any form, pertaining to any property the Company currently owns, or has the rights to acquire, or pertaining to any mining claims, mineral interests or properties owned by the Company) as they may exist from time to time are valuable, special and unique assets of Employer's business.  Therefore, Consultant agrees as follows:

a.           Consultant will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Company, any information, business or any other secret or confidential matter relating to any aspect of the Company’s business, except as such disclosure or use may be required in connection with Consultant’s work for the Company.

b.           That upon request the Consultant will deliver to the Company, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Company’s business.

c.           That the Board of Directors of the Company may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

d.           In the event of the Consultant’s (or Hahn’s) actual or threatened breach of this Section 7, the Company shall be entitled to a preliminary restraining order and injunction restraining Consultant from violating its provisions.  Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Consultant.

e.           The provisions of this Section 7 hall survive the termination of this Agreement.

8.  Non-Competition.    During the term of this Agreement, neither the Consultant, nor Greg Hahn individually, shall own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in the type of business conducted by the Company at the time this Agreement terminates.  For the purposes of this agreement this is identified as exploration/development of silver-zinc mineral projects in Mexico and exploration in general in Gabon. In the event of the Consultant’s (or Hahn’s) actual or threatened breach of this paragraph, the Company shall be entitled to a preliminary restraining order and injunction restraining Consultant from violating its provisions.  Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Consultant.

9.  Entire Agreement; Modification.    This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter, and may only be modified by the express written agreement of the party to be bound.

10.  Notices.   Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, when transmitted via email of a pdf document, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the address for such party (or at such other address as shall hereafter be specified by such party by like notice) first set forth above.

11.  Waiver.   Neither Consultant’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by  Consultant or the Company of any of their respective rights or privileges under this Agreement.

12.  Binding Effect.  The provisions of this Agreement shall be binding upon, and inure to the benefit of the Company and Consultant and their respective successors and assigns.

13.  Assignment Prohibited.   No assignment of this Agreement shall be made without the prior written consent of the other party.

14.  Severability.   If any provisions of this Agreement are deemed invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect.

15.  Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.  Counterparts.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.  Governing Law; Venue.   This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to conflict of laws.  In the event of any dispute between the parties which results in litigation, the exclusive venue for such litigation shall be a district court within the state of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

METALLINE MINING COMPANY	CONSULTANT
/s/ Wesley Pomeroy	/s/ Greg Hahn
Wesley Pomeroy,	By: Greg Hahn Consulting LLC
Compensation Committee Chairman	Gregory A. Hahn, President